EXHIBIT 21

Direct and Indirect Subsidiaries of
Bob Evans Farms, Inc.
As of April 29, 2016

Name of Entity and Ownership Structure	Jurisdiction

Bob Evans Farms, Inc.	Delaware
- Bob Evans Farms, LLC	Ohio
- BEF Foods, Inc.	Ohio
- Kettle Creations, LLC	Ohio
- Bob Evans Holdings, Inc.	Ohio
- BEF Management, Inc.	Ohio
- Bob Evans Transportation Company, LLC	Ohio
- Bob Evans Express, LLC	Ohio
- MCafe Holding, LLC	Delaware

The registrant has listed all of its direct and indirect subsidiaries and the inclusion of any entity does not necessarily signify that it is a significant subsidiary of the registrant.